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Exhibit 8.1

ELLENOFF GROSSMAN & SCHOLE LLP

        May     , 2008

Vantage Drilling Company

c/o M&C Corporate Services Limited
PO Box 309GT, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands
Attn: Paul A. Bragg
           Director, Chief Executive Officer

Re:
Vantage Drilling Company

Ladies and Gentlemen:

        You have requested our opinion regarding certain United States federal income tax matters relating to the acquisition and merger (the "Merger") of Offshore Group Investment Limited ("OGIL") and Vantage Energy Services, Inc. ("Vantage Energy"), whereby OGIL and Vantage Energy will become wholly owned subsidiaries of Vantage Drilling Company (the "Company").

        In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Share Purchase Agreement dated August 30, 2007, as amended, by and among the Company, Vantage Energy, OGIL and F3 Capital, and the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-l/F-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the "Registration Statement") and the Vantage Energy Proxy/Prospectus included therein (the "Prospectus"). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

        Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

        Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors" and "Tax Considerations" therein, we hereby confirm that, except as noted below, the opinions of Ellenoff Grossman & Schole LLP with respect to United States federal income tax matters are those opinions attributed to Ellenoff Grossman & Schole LLP expressed in the Registration Statement under the captions "Summary—Tax Consequences for Acquisition" and "Tax Considerations". It is further our opinion that the tax discussion set forth under the captions "Risk Factors—Risks Particular to the Acquisition—there is a risk that Vantage Drilling could be treated as U.S. domestic corporation for U.S. federal income tax purposes after the Acquisition", in the Registration Statement represents our opinion as to the tax matters discussed therein. The matters discussed under the heading "Tax Considerations—U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences." or under the risk factor "U.S. tax authorities could treat Vantage Drilling as a "passive foreign investment company" which could have adverse U.S. federal income tax consequences to U.S. Holders" do not represent the opinion of Ellenoff Grossman & Schole LLP.

        Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

        There are no authorities that directly address instruments that are similar to the units and therefore no assurance can be given that the IRS or the courts will agree with the characterization of the units as described in the section "Tax Considerations". Unless otherwise stated, this opinion assumes that the characterization of the units and the allocation described in the section "Tax Considerations" are accepted for U.S. federal tax purposes. In the event that the assumptions in this opinion are not valid and the IRS determines to treat the units in a manner different than our assumed treatment of such units, then each holder's cost basis in the shares and warrants underlying the units may be adjusted. Adjustments to cost basis will have the effect of changing the amount of tax gain that a holder of the units will be liable for.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings "Tax Considerations" and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

Ellenoff Grossman & Schole LLP

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  Exhibit 8.1